EXHIBIT 99.3


FOR IMMEDIATE RELEASE
-------------------------

                COMMSCOPE REPORTS THIRD QUARTER 2003 RESULTS
            EARNINGS OF $0.02 PER SHARE ON SALES OF $149 MILLION
-------------------------------------------------------------------------------


HICKORY, NC -- (OCTOBER 27, 2003) CommScope, Inc. (NYSE: CTV) today announced third quarter results for the period ended September 30, 2003. The Company reported sales of $148.7 million and earnings of $1.1 million, or $0.02 per share, for the third quarter. The earnings included after-tax equity in losses of OFS BrightWave, LLC of $0.05 per share related to CommScope's minority ownership interest in this venture.

For the third quarter of 2002, CommScope reported sales of $147.8 million and a net loss of $19.6 million or $0.32 per share. The 2002 loss included noncash impairment charges of $0.26 per share primarily related to underutilized and idle production equipment, and after-tax equity in losses of OFS BrightWave of $0.10 per share.

CommScope's sales for the third quarter rose to $148.7 million, up from $141.4 million in the second quarter of 2003 and $147.8 million in the year-ago quarter. The 5% sequential rise in sales was due to stronger domestic Broadband/Video sales. The year-over-year sales increase was due to higher Wireless/Other Telecom sales. Local Area Network (LAN) sales were down slightly year over year and sequentially.

Orders booked in the third quarter of 2003 were $152.2 million compared to $145.5 million in the third quarter of 2002 and $138.4 million in the preceding quarter.

"We are pleased with the improved sales, profitability and cash flow during the third quarter and remain excited regarding the long-term opportunities in the 'last mile' of telecommunications," said Chairman and Chief Executive Officer Frank M. Drendel. "We believe that the planned acquisition of the Avaya Inc. (NYSE: AV) Connectivity Solutions (ACS) business, which we announced this morning, will further position CommScope for long-term success."

OFS Brightwave Results
----------------------
For the third quarter of 2003, OFS BrightWave had revenues of $25.3 million, a negative gross profit of $14.3 million and a net loss of $27.2 million.

CommScope recorded after-tax charges of $3.1 million, or $0.05 per share, in the third quarter of 2003 for equity in losses of OFS BrightWave related to the Company's minority investment in this venture.

CommScope Third Quarter 2003 Highlights
---------------------------------------

o Broadband/Video sales rose 9% sequentially to $117.9 million for the third quarter, but were down 2% from the year-ago period, primarily due to lower sales of fiber optic cable. Domestic sales increased sequentially to essentially all major broadband service providers, including Comcast. Sales to Comcast represented about 17% of total Company sales for the third quarter. Broadband/Video orders for the quarter were $121.6 million.

o International sales were down slightly year over year and sequentially at $26.5 million. International orders for the third quarter were $26.0 million.

o LAN sales for the quarter were $24.0 million, compared to $24.6 million for the second quarter and $24.2 million for the year ago period. LAN orders for the quarter were $23.7 million.

o Wireless/Other Telecom sales were $6.8 million, more than double the third-quarter 2002 level of $3.3 million, but down 18% from the preceding quarter. CommScope continues to make progress communicating the Cell Reach(R) value proposition to customers and remains optimistic about long-term wireless opportunities. Wireless/Other Telecom orders were $6.9 million for the quarter.

o Selling, general and administrative (SG&A) expense was $20.9 million in the third quarter of 2003, compared to $21.8 million in the preceding quarter and $20.5 million in the third quarter of 2002.

o Gross margin for the third quarter of 2003 rose to 20.6%, compared to 20.4% in the preceding quarter and 18.3% in the year-ago quarter. Gross margin improved year over year primarily due to lower costs and higher wireless sales.

o Cash provided by operating activities in the quarter was $32.4 million. This included a $13.5 million tax refund primarily related to the carryback of 2002 deductible losses from OFS BrightWave and the write-off of Adelphia receivables. Capital spending for the quarter was $1.6 million. The Company expects capital spending to be less than $10 million for calendar year 2003.

o CommScope ended the third quarter of 2003 with $171.3 million in cash and cash equivalents, up substantially from $140.3 million at the end of the second quarter.

CommScope Fourth Quarter 2003 Outlook
-------------------------------------
Looking ahead to the fourth quarter of 2003, CommScope Executive Vice President and Chief Financial Officer Jearld Leonhardt said, "We expect fourth quarter sales to decline 5-10% from the seasonally strong third quarter 2003 level. Gross margin may be down as much as 100 basis points sequentially, depending upon sales volume. This outlook does not take into account the effects of the pending transaction on the fourth quarter."

Conference Call Information
---------------------------
CommScope will hold a conference call/webcast today at 10:00 a.m. EST to discuss the planned acquisition of Avaya Connectivity Solutions (ACS) and third quarter 2003 results. A replay will be available for two weeks after the call/webcast (please see information below).

        DATE: October 27, 2003
        TIME: 10:00 a.m. EST
        DOMESTIC DIAL-IN NUMBER:  800.299.7635
        INTERNATIONAL DIAL-IN-NUMBER:  617.786.2901
        WEBCAST:  www.commscope.com
        REPLAY AVAILABLE UNTIL 12:00 a.m. EST November 10, 2003
        DOMESTIC REPLAY: 888-286-8010, Pin 53366531
        INTERNATIONAL REPLAY: 617-801-6888, Pin 53366531
        WEBCAST REPLAY:  www.commscope.com

CommScope is the world's largest manufacturer of broadband coaxial cable for Hybrid Fiber Coaxial (HFC) applications and a leading supplier of high-performance fiber optic and twisted pair cables for LAN, wireless and other communications applications. Through its relationship with OFS, CommScope has an ownership interest in one of the world's largest producers of optical fiber and cable and has access to a broad array of connectivity components as well as technologically advanced optical fibers, including the zero water peak optical fibers used in the production of the LightScope ZWP(TM) family of products.

(Minimum requirements to listen to the broadcast and replay on the
Internet: The Windows Media Player software, downloadable free from http://www.microsoft.com/windows/windowsmedia/EN/default.asp, and at least a 28.8Kbps connection to the Internet. If you experience problems listening to the broadcast, send an email to webcastsupport@tfprn.com.)

This press release contains forward-looking statements regarding sales, gross margin, cash flows, outlook and expectations for CommScope and CommScope's planned acquisition of substantially all of the assets and certain liabilities of ACS that are based on information currently available to management, management's beliefs and a number of assumptions concerning future events. Forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors that could cause the actual results to differ materially from those currently expected. The potential risks and uncertainties that could cause actual results to differ materially include, but are not limited to, the ability of the company to complete the acquisition; the challenges of integration and restructuring associated with the acquisition; the challenges of achieving anticipated synergies; the ability to retain qualified employees and existing business alliances; maintaining satisfactory relationships with represented employees; customer demand for ACS products, applications and service; any statements of belief and any statements of assumptions underlying any of the foregoing; expected demand from Comcast Corporation and other major domestic MSOs; telecommunications industry capital spending; industry consolidation; ability of our customers to secure adequate financing to fund their infrastructure projects or to pay us; product demand and industry excess capacity; changes or fluctuations in global business conditions; financial performance and limited control of OFS BrightWave; competitive pricing and acceptance of our products; changes in cost and availability of key raw materials, especially those that are available only from limited sources; ability to recover higher material and transportation costs from our customers through price increases; possible future impairment charges for goodwill and other long-lived assets; industry competition and the ability to retain customers; possible disruption due to customer or supplier bankruptcy, reorganization or restructuring; our ability to obtain financing and capital on commercially reasonable terms; covenant restrictions and our ability to comply with covenants in our debt agreements; successful operation of bimetals manufacturing and other vertical integration activities; successful expansion and related operation of our facilities; achievement of sales, growth and earnings goals; ability to achieve reductions in costs; ability to retain and attract key personnel; developments in technology; intellectual property protection; product performance issues and associated warranties; regulatory changes affecting us or the industries we serve; acquisition activities and the ability to integrate acquisitions; environmental issues; terrorist activity or armed conflict; political instability; major health concerns and other factors. For a more complete description of factors that could cause such a difference, please see CommScope's filings with the Securities and Exchange Commission. In providing forward-looking statements, the Company does not intend, and is not undertaking any duty or obligation, to update these statements as a result of new information, future events or otherwise.

CONTACTS:
PHIL ARMSTRONG               BETSY LAMBERT, APR
INVESTOR RELATIONS           MEDIA RELATIONS
(828) 323-4848               (828) 323-4873

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

                              COMMSCOPE, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
           (UNAUDITED -- IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                     Three Months Ended           Nine Months Ended
                                                       September 30,                 September 30,
                                             ----------------------------  ----------------------------
                                                    2003           2002           2003           2002
                                             -------------  -------------  -------------  -------------

Net sales                                    $    148,723   $    147,819   $    419,513   $    462,584
                                             -------------  -------------  -------------  -------------

Operating costs and expenses:
   Cost of sales                                  118,082        120,743        335,956        368,360
   Selling, general and administrative             20,851         20,508         62,732         82,801
   Research and development                         1,486          1,069          4,530          4,847
   Impairment charges for fixed assets                  -         25,096         31,728         25,096
                                             -------------  -------------  -------------  -------------
       Total operating costs and expenses         140,419        167,416        434,946        481,104
                                             -------------  -------------  -------------  -------------

Operating income (loss)                             8,304        (19,597)       (15,433)       (18,520)
Other income, net                                       4            392            209            751
Interest expense                                   (2,207)        (2,419)        (6,548)        (6,860)
Interest income                                       649            696          1,981          1,702
                                             -------------  -------------  -------------  -------------

Income (loss) before income taxes and equity
   in losses of OFS BrightWave, LLC                 6,750        (20,928)       (19,791)       (22,927)
Provision for income tax (expense) benefit         (2,498)         7,725          7,322          8,465
                                             -------------  -------------  -------------  -------------

Income (loss) before equity in losses of
   OFS BrightWave, LLC                              4,252        (13,203)       (12,469)       (14,462)
Equity in losses of OFS BrightWave, LLC            (3,130)        (6,359)       (40,857)       (49,239)
                                             -------------  -------------  -------------  -------------
Net income (loss)                            $      1,122   $    (19,562)  $    (53,326)  $    (63,701)
                                             =============  =============  =============  =============


Net income (loss) per share:
   Basic                                     $       0.02   $      (0.32)  $      (0.90)  $      (1.03)
   Assuming dilution                         $       0.02   $      (0.32)  $      (0.90)  $      (1.03)

Weighted average shares outstanding:
   Basic                                           59,220         61,763         59,220         61,745
   Assuming dilution                               59,610         61,763         59,220         61,745



                                   COMMSCOPE, INC.
                        CONDENSED CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                  (Unaudited)
                                                                  September 30,    December 31,
                                                                     2003             2002
                                                               --------------   --------------
                                       ASSETS

Cash and cash equivalents                                     $     171,293    $    120,102
Accounts receivable, less allowance for doubtful accounts of
   $15,293 and $11,811, respectively                                 76,096          64,787
Inventories                                                          34,880          36,254
Prepaid expenses and other current assets                            12,535          20,737
Deferred income taxes                                                15,955          16,579
                                                               -------------    --------------
       Total current assets                                         310,759         258,459

Property, plant and equipment, net                                  183,674         229,515
Goodwill, net of accumulated amortization of
   $59,562 and $59,520, respectively                                151,350         151,334
Other intangibles, net of accumulated amortization of
   $41,809 and $39,930, respectively                                  6,956           8,835
Deferred income taxes                                                33,281           3,572
Investment in and advances to OFS BrightWave, LLC                    46,556         111,528
Other assets                                                          8,989           9,425
                                                               -------------   --------------

       Total Assets                                           $     741,565    $    772,668
                                                               ==============   ==============


                    LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable                                              $      19,572     $    18,483
Other accrued liabilities                                            33,854          26,005
                                                               --------------   --------------
       Total current liabilities                                     53,426          44,488

Long-term debt                                                      183,300         183,300
Other noncurrent liabilities                                         34,638          27,345
                                                               --------------   --------------
     Total Liabilities                                              271,364         255,133

Commitments and contingencies

Stockholders' Equity
   Preferred stock, $.01 par value; Authorized shares:  20,000,000;
     Issued and outstanding shares:  None at September 30, 2003
     and December 31, 2002                                               --              --
   Common stock, $.01 par value; Authorized shares:  300,000,000;
     Issued shares, including treasury stock:  61,762,667 at
     September 30, 2003 and December 31, 2002; Issued and
     outstanding shares:  59,219,567 at September 30, 2003 and
     December 31, 2002                                                  618             618
   Additional paid-in capital                                       383,541         383,541
   Retained earnings                                                108,189         161,515
   Accumulated other comprehensive loss                              (8,923)        (14,915)
   Treasury stock, at cost:  2,543,100 shares at
     September 30, 2003 and December 31, 2002                       (13,224)        (13,224)
                                                               --------------   --------------
     Total Stockholders' Equity                                     470,201         517,535
                                                               --------------   --------------

     Total Liabilities and Stockholders' Equity               $     741,565     $   772,668
                                                               ==============   ==============



                              COMMSCOPE, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                        (UNAUDITED -- IN THOUSANDS)

                                                                       Nine Months Ended
                                                                          September 30,
                                                                 ----------------------------
                                                                      2003           2002
                                                                 -------------   ------------

OPERATING ACTIVITIES:
Net loss                                                      $     (53,326)   $   (63,701)
Adjustments to reconcile net loss to net cash
   provided by operating activities:
   Depreciation and amortization                                     25,523         27,906
   Equity in losses of OFS BrightWave, LLC, pretax                   64,978         78,280
   Impairment charges for fixed assets                               31,728         25,096
   Deferred income taxes                                            (27,820)       (26,421)
   Tax benefit from stock option exercises                               --            128
   Changes in assets and liabilities:                                13,910         30,835
                                                               -------------   --------------
Net cash provided by operating activities                            54,993         72,123

INVESTING ACTIVITIES:
   Additions to property, plant and equipment                        (4,088)        (8,335)
   Proceeds from repayment of advance to OFS BrightWave, LLC             --          6,146
   Proceeds from disposal of fixed assets                               211            333
                                                               --------------   --------------
Net cash used in investing activities                                (3,877)        (1,856)

FINANCING ACTIVITIES:
   Principal payments on long-term debt                                  --         (2,107)
   Long-term financing costs                                         (1,215)          (345)
   Proceeds from exercise of stock options                               --          1,029
                                                                -------------   --------------
Net cash used in financing activities                                (1,215)        (1,423)


Effect of exchange rate changes on cash                               1,290            802
                                                               -------------    --------------
Change in cash and cash equivalents                                  51,191         69,646
Cash and cash equivalents, beginning of period                      120,102         61,929
                                                               -------------    --------------
Cash and cash equivalents, end of period                       $    171,293    $   131,575
                                                               =============    ==============




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